Exhibit 99.1

White Electronic Designs Corporation Reports
First Quarter Fiscal 2009 Financial Results

For Immediate Release

Company Contact:	Investor Contact:
Roger Derse Interim Office of the President, Chief Financial Officer 602-437-1520 rderse@wedc.com	Lytham Partners, LLC Joe Diaz, Robert Blum, Joe Dorame 602-889-9700 wedc@lythampartners.com
PHOENIX, Arizona — February 11, 2009 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the first quarter ended January 3, 2009.
First Quarter Fiscal 2009 Results:
For the quarter, the Company reported revenues from continuing operations of $13.3 million, compared to $12.1 million from continuing operations in the first quarter of the previous year. Gross margin from continuing operations for the quarter was 40% compared with 37% in the comparable quarter last year. Income from continuing operations for the quarter was $0.5 million, or $0.02 per diluted share, compared to income from continuing operations of $0.6 million, or $0.02 per diluted share, in the first quarter of fiscal year 2008.
Revenues from discontinued operations in the first quarter were $6.5 million. Income from discontinued operations for the quarter totaled $0.3 million, or $0.01 per diluted share.
On a total basis, revenues for the first quarter of fiscal 2009 were $19.8 million compared to $23.3 million in the first quarter of fiscal 2008. Net income for the first quarter of fiscal 2009 was $0.8 million, or $0.04 per diluted share, compared to net income of $0.2 million, or $0.01 per diluted share, in the first quarter of 2008.
Cash generated from operations continues to be positive. As of the end of the first quarter of fiscal 2009, the Company had $58.5 million in cash, an increase of $5.9 million over the $52.6 million of cash on hand at the end of fiscal 2008. However, due to the dramatic decrease in interest rates, the Company has experienced a significant drop in interest income which has historically contributed to our operating income. Interest in the first quarter of fiscal 2009 was $0.2 million, or $0.01 per diluted share compared to $0.6 million, or $0.02 per diluted share, in the first quarter of fiscal 2008. Interest income is expected to remain lower in fiscal 2009.
Bookings / Backlog
Bookings for continuing operations for the quarter totaled $19.5 million, compared to $17.3 million in the previous quarter — an increase of 13% — and $15.5 million in the comparable quarter last year. The bookings activity for the quarter yielded a book-to-bill ratio of 1.5:1.
Dan Tarantine, Executive Vice President of Sales and Marketing and member of the interim Office of the President, said “Bookings for the quarter included $6.1 million of anti-tamper products. These anti-tamper orders, coupled with the previously announced $4 million order for products used in the K9 self-propelled howitzer — a South Korean military program — and

$9.4 million of orders across several other programs demonstrate the recent strength of the defense electronics market. Due to the overall uncertainty in the economy, the new administration may be challenged to reduce select defense programs. Our products cross numerous programs that are required to support secure communications, improve guidance of munitions to minimize collateral damage and enhance war fighter safety. We believe that the programs that utilize our leading-edge components are unlikely targets for reductions. It is on this basis we feel that our book-to-bill ratio will be greater than 1.0:1 for fiscal 2009.”
Backlog at the end of the first quarter of fiscal 2009 increased 16% to $44.8 million, compared to $38.6 million at the end of fiscal 2008.
Roger Derse, Chief Financial Officer and member of the interim Office of the President, said “We are pleased with the results of the quarter, particularly in light of the difficult macro-economic landscape. With revenues increasing by 10% versus last year’s first quarter and our book-to-bill ratio for the quarter coming in at 1.5:1, we are off to a strong start for the new year. Our strategy to focus our operations in the defense electronics business continues to achieve traction.”
Shareholder Settlement
As previously reported this month, the Company has reached a settlement agreement with a shareholder group that includes Wynnefield Capital, Caiman Partners and their respective affiliates. Under the terms of the agreement, among other things, the Company’s Board of Directors (“Board”) has been expanded from five to seven directors and the Board has appointed Brian Kahn, founder and investment manager of Caiman Partners, and Mel Keating, former president and chief executive officer of Alliance Semiconductor Corporation as directors. This shareholder group has withdrawn its proposed slate of nominees for the Company’s 2009 Annual Meeting, terminated its proxy solicitation and agreed to typical standstill provisions. At least one of the new members is now on each of the Board’s standing and ad hoc committees.
Mr. Derse commented, “Brian and Mel bring substantial experience and financial knowledge to the Board, and we look forward to working closely with them and benefitting from their perspectives. We are pleased that this matter has been resolved and that management is able to continue to focus on driving shareholder value.”
Discontinued Operations Status
During fiscal year 2008, the Company made a strategic decision to dispose of its Display Systems Division (DSD), Interface Electronics Division (IED) and its commercial microelectronics product lines to focus operations in the defense electronics market. These operations are reported as discontinued operations for all periods presented in the consolidated financial statements.
The Company continues to actively market its discontinued operations. “Numerous buyers have visited our IED location in Columbus, Ohio,” continued Mr. Derse. “Unfortunately, there are several similar businesses on the market. We would like to initiate a transaction by the end of March 2009. The disposition of our commercial microelectronics product lines is expected to be completed by the end of March 2009. We have a buyer currently conducting due diligence at DSD. We are also driving to a March 2009 disposition of this operation.”
Strategic Alternatives
As previously announced, a special committee of the Company’s Board, the Strategic Alternatives Committee, is continuing in its exploration and review of strategic alternatives for the Company. Brian Kahn has recently been added as a member of this committee. The Company continues to work closely with its financial advisor Jefferies Quarterdeck, a division of Jefferies Co., through this strategic alternatives review. Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as legal advisor.
Consistent with its mandate from the Board, the committee is continuing in its thorough review of all strategic alternatives, including the Company continuing as an independent public company, merging with or acquiring another public or private defense electronics company, or being acquired by a strategic or financial investor. The Strategic Alternatives Committee is giving due consideration and deliberation with respect to all opportunities that are available to the Company with the goal of identifying what it believes is the best strategy for the Company and is committed to completing the process as expeditiously as possible, while ensuring that all alternatives are given appropriate consideration. Therefore, the Company will not commit to a specific timetable for completion of the committee’s deliberations or recommendations. It is the intent of the committee that, upon completion of its review process, it will make one or more recommendations to the Board regarding strategic alternatives.
CEO Search
Upon conclusion of the Strategic Alternatives Committee’s review of alternatives, the Board will finalize its search for a chief executive officer, as appropriate, based upon a specification reflecting the direction the Board intends to take the Company on a go forward basis.
Annual Meeting
The Company will hold its 2009 annual meeting on May 7, 2009 at 11:00 MST at the corporate headquarters in Phoenix, Arizona. The record date for such meeting is March 20, 2009.
Conference Call
The Company will conduct a conference call today, Wednesday, February 11, 2009 at 4:30 pm ET to review the financial results of the quarter.
Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 311557 for 7 days following the call.
A live web cast of the call will be available at http://www.investorcalendar.com/IC/CEPage.asp?ID=140218. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 3 months.
About White Electronic Designs Corporation
White Electronic Designs (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense market has established White Electronic Designs as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced embedded component solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. To learn more about us, visit our website at http://www.whiteedc.com.

Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements in this press release include but are not limited to the Company’s expectations related to: anticipated reduction in defense programs not likely affecting programs that the Company focuses on, the Company’s book-to-bill ratio, disposal of discontinued operations in fiscal year 2009, the likely benefits of a more efficient operating structure, the possibility that the review of strategic alternatives will identify or result in a transaction involving the Company or any other strategic action by the Company and the likely results or success of our search for a chief executive officer. Additionally, other factors that could materially and unexpectedly affect the Company’s results are set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. WEDC-F
Financial Tables on the Following Pages

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	January 3,	September 27,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$58,527	$52,604
Accounts receivable, less allowance for doubtful accounts of $63 and $74	8,363	10,508
Inventories	15,447	15,359
Prepaid expenses and other current assets	2,644	2,027
Deferred income taxes	2,948	2,962
Assets held for sale	9,570	12,668

Total Current Assets	97,499	96,128
Property, plant and equipment, net	10,260	10,137
Deferred income taxes	2,068	1,900
Goodwill	1,764	1,764
Other assets	67	67
Assets held for sale	1,678	1,662

Total Assets	$113,336	$111,658

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities Accounts payable	$2,967	$2,038
Accrued salaries and benefits	884	1,490
Other accrued expenses	1,262	1,260
Deferred revenue	4,126	4,016
Liabilities related to assets held for sale	2,071	2,327

Total Current Liabilities	11,310	11,131
Accrued pension liability	659	640
Other liabilities	949	948
Liabilities related to assets held for sale	54	101

Total Liabilities	12,972	12,820

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 25,320,702 and 25,048,639 shares issued	2,532	2,504
Treasury stock, 2,464,371 and 2,464,371 shares, at par	(247)	(247)
Additional paid-in capital	83,273	82,608
Retained earnings	15,065	14,241
Accumulated other comprehensive loss	(259)	(268)

Total Shareholders’ Equity	100,364	98,838

Total Liabilities and Shareholders’ Equity	$113,336	$111,658

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	January 3,	December 29,
	2009	2007

Net sales	$13,295	$12,088
Cost of sales	7,992	7,576

Gross profit	5,303	4,512

Operating expenses:
Selling, general and administrative	3,791	3,500
Research and development	1,116	909

Total operating expenses	4,907	4,409

Operating income	396	103
Interest income	247	569

Income from continuing operations before income taxes	643	672
Provision for income taxes	(150)	(116)

Income from continuing operations	493	556

Discontinued operations:
Income (loss) from discontinued operations, net of tax	332	(317)

Net income	$825	$239

Income from continuing operations per common share:
Basic	$0.02	$0.02

Diluted	$0.02	$0.02

Income (loss) from discontinued operations per common share:
Basic	$0.01	$(0.01)

Diluted	$0.01	$(0.01)

Net income per common share:
Basic	$0.04	$0.01

Diluted	$0.04	$0.01

Weighted average number of common shares and equivalents:
Basic	22,754,984	22,712,950
Diluted	23,015,291	23,268,958